Exhibit 10.1

BAXTER INTERNATIONAL INC.

EXECUTIVE SEVERANCE AND CHANGE IN CONTROL PLAN

(and Summary Plan Description)

1.	PURPOSE

This Baxter International Inc. Executive Severance and Change in Control Plan (the “Plan”) is intended to provide benefits to Eligible Employees of Baxter International Inc. and its subsidiaries (collectively, the “Company”), who become unemployed as a result of a Qualifying Termination (as defined below).

This Plan is intended to comply with all applicable requirements of the Employee Retirement Income Security Act of 1974 (“ERISA”) and the regulations promulgated thereunder for severance pay plans and is to be interpreted in a manner consistent with such requirements. This document contains the provisions of both the Plan and the Summary Plan Description.

This Plan is adopted effective May 4, 2026 and, except as expressly provided in section 2.e. below, supersedes any and all previous severance pay policies, practices, plans and arrangements, whether written or oral, of the Company applicable to an Eligible Employee. Nothing in this Plan modifies or supersedes the terms of the Baxter International Inc. and Subsidiaries Deferred Compensation Plan or any applicable equity award agreements; any such amounts shall be paid pursuant to their governing documents and applicable law (including Section 409A). No Eligible Employee shall be entitled to duplicative benefits (under this Plan or any other arrangement) for the same termination event.

2.	ELIGIBILITY TO PARTICIPATE

To be eligible to be a participant in this Plan (an “Eligible Employee”), an individual must meet all the following qualifications at the time his/her employment terminates:

a.

Current Executive. The employee must be currently employed in the United States in the capacity of, and holding the title or position as specified in the table below within the Company or have otherwise been designated by the Company, or Plan Administrator as a participant in the Plan, and the Tier of applicable benefits hereunder shall be based on the title or position held by such employee on the date of the Qualifying Termination.

EMPLOYEES ELIGIBLE FOR SEVERANCE ABSENT A CHANGE IN CONTROL	• Executive Vice Presidents (“EVP”) • Senior Vice Presidents (“SVP”) • Group Presidents • Presidents • Vice Presidents (“VP”)

EMPLOYEES ELIGIBLE FOR SEVERANCE IN CONNECTION WITH A CHANGE IN CONTROL	• EVPs • SVPs • Group Presidents • Presidents • VPs of:
• Strategy • Mergers & Acquisitions • Integration • Investor Relations • Financial Planning and Analysis • Audit • Tax • Treasury • Total Rewards

b. Full-Time Employee. The employee must be employed by the Company as a Full-Time Employee.

c. Eligible Entity. The employee must be employed by an entity that is eligible to participate in this Plan pursuant to a list of participating entities maintained by the Plan Administrator, which list may not be changed (other than to add additional entities) during the two-year period following a Change in Control.

d. Non-Competition, Etc. Agreement. The employee must be or become a party to (i) the Agreement Regarding Competition and Protection of Proprietary Interests, (ii) the Non-Competition, Non-Solicitation and Confidentiality Agreement, or (iii) a similar or Successor restrictive covenant agreement in the form provided by the Company.

e. No Individual Agreement. The employee is not a party to an employment or severance agreement or offer letter with the Company that provides for severance payments (other than merely by reference to this Plan or a predecessor plan of the Company) (each, an “Individual Agreement”), or, not later than 120 days following the effective date of this Plan (or such longer period as determined by the Plan Administrator in its sole discretion), such individual agrees in writing that his or her existing rights under such Individual Agreement are terminated and replaced with the provisions of this Plan. For the avoidance of any doubt, an offer letter that merely references or confirms eligibility to participate in this Plan or a predecessor plan of the Company shall not constitute an Individual Agreement. Notwithstanding the foregoing, employees that have existing Change in Control Agreements as of the effective date of this Plan (i) shall be governed by such agreements in the event of a Change in Control (provided that the amount of such benefits shall be the greater of the benefits set forth in such agreement or the benefits described in Section 6.a. – 6.d.), and (ii) such employees can still be considered an Eligible Employee for other purposes of the Plan, including, but not limited to, Section 5 (Severance Benefits Absent a Change in Control), provided all other terms and conditions of the Plan are met.

f. Qualifying Termination. The employee must experience a Qualifying Termination, as set forth in Section 4, below.

3.	DEFINITIONS

Words or phrases which are initially capitalized or within quotation marks shall have the meanings provided in this Section 3 and as provided elsewhere herein. For purposes of this Plan, the following definitions apply:

a. “Accrued Obligations” shall mean, as of the date of termination, (i) the Eligible Employee’s then-current Base Salary (disregarding any reduction constituting Good Reason) through the date of termination to the extent not theretofore paid, (ii) any vacation pay, sick pay, and other paid time off earned and accrued by the Eligible Employee as of the date of termination to the extent not theretofore paid and to the extent payable upon the date of termination pursuant to the applicable Company policy, (iii) any unpaid expenses incurred and reported in accordance with the Company’s policies, and (iv) vested benefits owing under any employee benefit plans of the Company and the Affiliates.

b. “Affiliates” shall mean all corporations and other entities directly or indirectly controlling, controlled by or under common control with the Baxter International Inc., where control may be by management authority, equity interest or otherwise; or any corporation or other entity in which the Company has a substantial ownership interest, as determined by the Plan Administrator in its sole discretion, or with which the Company is a joint venturer or the like. Following a Change in Control, “Affiliate” shall include any entity that acquires Baxter International Inc. and its affiliated entities.

c. “Cause” shall mean (i) the willful and continued failure by the Eligible Employee to substantially perform their duties with the Company that has not been cured within thirty (30) days after written demand for substantial performance is delivered by the Company, which demand specifically identifies the manner in which the Eligible Employee has not substantially performed (other than any such failure resulting from the Eligible Employee’s incapacity due to Disability), or (ii) the willful engaging by the Eligible Employee in conduct which is demonstrably and materially injurious to the Company, monetarily, reputationally, or otherwise. For purposes hereof, no act, or failure to act, on the Eligible Employee’s part shall be deemed “willful” unless done, or omitted to be done, by the Eligible Employee not in good faith and without reasonable belief that such action was in the best interest of the Company. The Company’s most senior Human Resources officer (or the Company’s most senior Legal officer in the event of a termination involving the Company’s most senior Human Resources officer), shall make the determination as to whether the termination of employment is for Cause, and such determination shall be binding, final and conclusive on all concerned.

d. “Change in Control” shall have the meaning set forth in the Baxter International Inc. Amended and Restated 2021 Incentive Plan or any shareholder-approved Successor plan thereto. “Change in Control” is intended to be interpreted and administered in a manner consistent with a “change in control event” within the meaning of Section 409A, to the extent relevant.

e. “Change in Control Termination” shall mean a Qualifying Termination within twenty-four (24) months after the occurrence of a Change in Control.

f. “Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

g. “Disability” shall mean a condition entitling the Eligible Employee to receive benefits under a long-term disability plan sponsored by the Company in which such Eligible Employee is eligible to participate, or, in the absence of such a plan, the complete and permanent inability of the Eligible Employee by reason of illness or accident to perform the substantial duties of the occupation at which the Eligible Employee was employed or served when such disability commenced. Any determination of whether a Disability exists shall be made by the Plan Administrator (or designee) in its sole and absolute discretion.

h. “Full-Time Employee” shall mean an employee assigned to an established position with a regular work schedule of at least thirty (30) hours per week.

i. “Good Reason” shall mean the occurrence (without the Eligible Employee’s express written consent which specifically references this Agreement), of any one of the following acts by the Company, or failures by the Company to act: (i) the recurring assignment to the Eligible Employee of any duties inconsistent with the Eligible Employee’s status as a senior executive officer of the Company or a substantial adverse alteration or diminution in the nature or status of the Eligible Employee’s role or responsibilities, provided that a change in reporting relationship is not, by itself, sufficient; (ii) a material reduction by the Company in the Eligible Employee’s annual base salary as in effect on the date hereof or as the same may be increased from time to time, except for reductions that are part of an across-the-board salary reduction affecting all similarly situated employees of the Company by substantially the same percentage or amount; or (iii) a material change in the location of the Eligible Employee’s principal place of employment, including for this purpose any relocation more than fifty (50) miles from the Eligible Employee’s principal place of employment or the Company’s requiring the Eligible Employee to be based anywhere other than such principal place of employment (or permitted relocation thereof), except for required travel on the Company’s business to an extent substantially consistent with the Eligible Employee’s present business travel obligations.

The Eligible Employee’s right to terminate the Eligible Employee’s employment for Good Reason shall not be affected by the Eligible Employee’s incapacity due to physical or mental illness. The Eligible Employee’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder. The Plan Administrator (or its delegate) will determine, acting reasonably and in good faith, whether a Good Reason condition exists based on the facts and circumstances. The Eligible Employee shall not be deemed to have resigned for Good Reason unless (i) the Eligible Employee provides written notice to the Company of the existence of the Good Reason event within ninety (90) days after its initial occurrence, (ii) the Company fails to cure such Good Reason event within thirty (30) days after receipt of such notice, and (iii) the Eligible Employee effectively terminates employment within one-hundred eighty (180) days following the occurrence of the non-cured Good Reason event.

j. “Plan Administrator” shall mean the Compensation and Human Capital Committee of the Board of Directors of Baxter International Inc. or its delegate.

4.	QUALIFYING TERMINATION

Except as otherwise determined by the Company, a termination of employment is a “Qualifying Termination” only if all of the following requirements are met:

a. Active Employee. The Eligible Employee is on the active payroll of the Company or on approved leave of absence with guaranteed reinstatement at the time employment terminates;

b. Specified Termination Type. The termination occurs solely as a result of any of the following:

1)	The elimination of the Eligible Employee’s position with the Company in conjunction with a reduction-in-force or corporate restructuring;

2)	The Eligible Employee is involuntarily terminated without Cause (and other than due to death or Disability); or

3)	The Eligible Employee terminates his/her employment for Good Reason.

c. Employment with Company or Successor Discontinued. The Eligible Employee is not offered other employment with (i) the Company or one of the Affiliates, (ii) a successor of the Company or one of the Affiliates (a “Successor”) or (iii) a purchaser of some or all of the assets of the Company or any of the Affiliates (a “Purchaser”), provided that following a Change in Control, the Eligible Employee shall be deemed not to have been offered other employment if such employment would provide the Eligible Employee with grounds to terminate employment for Good Reason;

d. Continued Employment Through Termination Date. The Eligible Employee continues employment until the termination date designated by the Company, as such date may be extended by the Company from time to time in its sole discretion, provided that, following a Change in Control, the Company shall not be permitted to require such employment for a period that exceeds 30 days following (i) in the case of Section 4.b(1) or (2) of this Plan, the date that the Eligible Employee receives a notice of termination from the Company or an Affiliate, and (ii) in the case of Section 4.b(3) of this Plan, the date that the Company’s period to remedy in all material respects the applicable Good Reason condition expires assuming the Company has not remedied the Good Reason condition;

e. Maintain Compliance. During the period from the date that the Eligible Employee receives notice of termination until the termination date (which period, in the event of a termination following a Change in Control, shall not exceed 30 days following the date that the Eligible Employee receives notice of termination), the Eligible Employee’s performance and conduct are reasonably in accordance with all material policies and procedures of the Company and are otherwise reasonably satisfactory to the Company;

f. Employee Release. The Eligible Employee executes and delivers to the Company a general and full release of claims in the form attached hereto as Appendix I and with such other terms as the Company may then require (the “Employee Release”) (which Employee Release, in the event of a termination following a Change in Control, shall be reasonably consistent with the Employee Release utilized by the Company prior to the Change in Control), within the timeframe required by the Older Workers Benefit Protection Act or the timeframe provided by the Company, whichever is later, and, having signed the Employee Release, if a revocation right is afforded to the Eligible Employee, and the Eligible Employee does not timely revoke it (if the Release consideration period straddles two calendar years, then payment will occur in the second calendar year);

g. Upholds Non-Competition, Etc. Agreement. The Eligible Employee fulfills, and agrees to continue to fulfill, all of his or her obligations, whether due to contract, statute or common law, to the Company and the Affiliates under (i) the Agreement Regarding Competition and Protection of Proprietary Interests, (ii) the Non-Competition, Non-Solicitation, and Confidentiality Agreement, or (iii) any Successor to such agreements and with respect to such other obligations as may from time to time be required by the Company; and

h. Ancillary Resignations. The Eligible Employee timely delivers to the Company a resignation from all offices, directorships and fiduciary positions with the Company, the Affiliates and employee benefit plans, and from membership on any committee of the Company or any board of directors, board of managers, or special subcommittee thereof.

5.	SEVERANCE BENEFITS ABSENT A CHANGE IN CONTROL

An Eligible Employee who experiences a Qualifying Termination that is not a Change in Control Termination shall be entitled to the following (in addition to the Accrued Obligations):

a.	Severance Pay

An Eligible Employee shall receive the following severance pay, payable in equal regular payroll installments over the Cash Severance Payout Period outlined below, starting with the first payroll period after the Employee Release becomes effective following his/her Qualifying Termination, provided that, to the extent necessary to avoid any taxes or penalties pursuant to Section 409A (as defined in Section 8.g.), any portion of the following severance pay that constitutes deferred compensation within the meaning of Section 409A shall be paid at the earliest date that is permitted or at such later time as required by Section 8.g. and subject to Section 10.:

Tier as of Termination Date	Cash Severance: Base Salary Plus Target Bonus Multiple	Cash Severance Payout Period
Tier I Eligible Employee (EVPs, SVP CEO Direct Reports, Group Presidents and Presidents)	1.5x	18 months

Tier II Eligible Employee (Non-CEO Direct Report SVPs and VPs)	1.0x	12 months

Base salary is equal to the Eligible Employee’s annual base salary at the time of the Qualifying Termination (“Base Salary”). The target bonus shall be the target annual bonus opportunity available to the Eligible Employee for the year of termination under the Company’s annual cash incentive for the year. (the “Target Bonus”).

b.	Bonus

The Company will pay the Eligible Employee a bonus in respect of the year of the Qualifying Termination based on actual Company performance (except in the case of any portion of the bonus that is earned based on individual performance, which portion shall assume achievement of target performance), provided that such termination occurs on or after February 1st but before the end of the applicable calendar year of the year of the Qualifying Termination. Such bonus shall be prorated based on the number of days elapsed between the first day of the applicable performance period and the date of the Qualifying Termination and shall be paid, less applicable tax withholdings, at the same time annual bonuses are paid to similarly situated employees provided, however, the payment shall be made no later than March 15 of the calendar year following the calendar year of the Eligible Employee’s Qualifying Termination, provided that the Employee Release shall have become effective prior to the date of such payment.

The provisions of this Section 5.b. shall survive the termination of this Plan in respect of awards granted under any such annual cash incentive plans before the date of such termination.

Amounts payable under this Section 5 shall be reduced by all taxes and other amounts which the Company is required to withhold under applicable law.

c.	Medical and Dental Benefits

In the event of an Eligible Employee’s Qualifying Termination and if the Eligible Employee was currently enrolled in the Company’s group medical, dental or vision plan as of the date of a Qualifying Termination, then the Company shall pay to such Eligible Employee a lump-sum cash amount within thirty (30) days following the Release Effective Date outlined below using the current monthly employer cost of the applicable coverage and the Eligible Employee’s group:

Tier as of Termination Date	Medical and Dental Benefits
Tier I Eligible Employee (EVPs, SVP CEO Direct Reports, Group Presidents and Presidents)	18 months

Tier II Eligible Employee (Non-CEO Direct Report SVPs and VPs)	12 months

d.	Outplacement Assistance

The Company will provide the Eligible Employee with its standard outplacement package for similarly situated employees (as determined by the Company), which will be paid directly to the outplacement provider based on invoices from the provider documenting services provided to the Eligible Employee and which services shall be provided no later than December 31 of the second calendar year following the Eligible Employee’s separation from service. The Company, at its discretion, may in lieu of its standard outplacement package, provide up to the amounts set forth in the table below for outplacement services in the form of a lump sum cash payment that will be paid within 10 business days following the date the Release becomes effective and irrevocable, less applicable tax withholdings.

Tier as of Termination Date	Outplacement
Tier I Eligible Employee (EVPs, SVP CEO Direct Reports, Group Presidents and Presidents)	$35,000 or 18 months, whichever is met first
Tier II Eligible Employee (Non-CEO Direct Report SVPs and VPs)	$20,000 or 12 months, whichever is met first

6.	SEVERANCE BENEFITS IN CONNECTION WITH A CHANGE IN CONTROL

An Eligible Employee who experiences a Change in Control Termination shall be entitled to the following (in addition to the Accrued Obligations), in lieu of the severance benefits set forth in Section 5:

a.	Severance Pay

An Eligible Employee shall receive severance pay, payable in a lump sum the next payroll period, or as soon as administratively feasible, following his/her Qualifying Termination, provided that, to the extent necessary to avoid any taxes or penalties pursuant to Section 409A, any portion of the following severance pay that constitutes deferred compensation within the meaning of Section 409A that was payable pursuant to an Individual Agreement shall be paid at the earliest date that is permitted in accordance with the schedule set forth in the Individual Agreement as in effect on the date of termination of the Individual Agreement or at such later time as required by Section 8.g. and subject to Section 10.:

Tier as of Termination Date	Cash Severance: Base Salary Plus Target Bonus Multiple
Tier I Eligible Employee (EVPs, Group Presidents and Presidents)	2.0x

Tier II Eligible Employee (SVPs and VPs of Strategy, Mergers & Acquisitions, Integration, Investor Relations, Audit, Total Rewards, Tax and Treasury)	1.5x

Base salary is equal to the Eligible Employee’s annual base salary at the time of the Qualifying Termination (“Base Salary”). The target bonus shall be the target annual bonus opportunity available to the Eligible Employee for the year of termination under the Company’s annual cash incentive for the year. (the “Target Bonus”).

Benefits payable under this Section 6.a. shall be reduced by all taxes and other amounts which the Company is required to withhold under applicable law and shall be payable as a lump sum at one of the Company’s regular payroll periods and in accordance with its regular payroll practices.

b.	Bonus

The Company will pay the Eligible Employee a bonus in respect of the year of the Change in Control Termination based on actual Company performance (except in the case of any portion of the bonus that is earned based on individual performance, which portion shall assume achievement of target performance), provided that such termination occurs on or after February 1st but before the end of the applicable calendar year of the year of the Qualifying Termination. Such bonus shall be prorated based on the number of days elapsed between the first day of the applicable performance period and the date of the Change in Control Termination and shall be paid, less applicable tax withholdings, upon or in connection with the closing of the Change in Control.

The provisions of this Section 6.b. shall survive the termination of this Plan in respect of awards granted under any such annual cash incentive plans before the date of such termination.

Amounts payable under this Section 6 shall be reduced by all taxes and other amounts which the Company is required to withhold under applicable law.

c.	Medical, Dental and Life Insurance Benefits

In the event of an Eligible Employee’s Qualifying Termination and if the Eligible Employee was currently enrolled in the Company’s group medical, dental or vision plan as of the date of a Qualifying Termination, then the Company shall pay to such Eligible Employee a lump-sum cash amount within thirty (30) days following the Release Effective Date outlined below using the current monthly employer cost of the applicable coverage and the Eligible Employee’s group:

Tier as of Termination Date	Medical and Dental Benefits
Tier I Eligible Employee (EVPs, Group Presidents and Presidents)	24 months

Tier II Eligible Employee (SVPs and VPs of Strategy, Mergers & Acquisitions, Integration, Investor Relations, Financial Planning and Analysis, Audit, Total Rewards, Tax and Treasury)	18 months

Notwithstanding the foregoing, if the Company determines, in its sole discretion, that the Company cannot provide the benefits described in the preceding paragraphs without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof pay to the Eligible Employee a taxable cash amount, which payment shall be made regardless of whether the Eligible Employee or his or her eligible dependents elect health care continuation coverage (the “Health Care Benefit Payment”). The Health Care Benefit Payment shall be paid in monthly or bi-weekly installments on the same schedule that the COBRA premiums would otherwise have been paid to the insurer. The Health Care Benefit Payment shall be equal to the amount that the Company otherwise would have paid for COBRA insurance premiums (which amount shall be calculated based on the premium for the first month of coverage).

d.	Outplacement Assistance

The Company will provide the Eligible Employee with its standard outplacement package for similarly situated employees (as determined by the Company) for the period of time set forth below, which will be paid directly to the outplacement provider based on invoices from the provider documenting services provided to the

Eligible Employee and which services shall be provided no later than December 31 of the second calendar year following the Eligible Employee’s separation from service. The Company, at its discretion, may in lieu of its standard outplacement package, provide up to the amounts set forth in the table below for outplacement services in the form of a lump sum cash payment that will be paid within 10 business days following the date the Release becomes effective and irrevocable, less applicable tax withholdings.

Tier as of Termination Date	Outplacement Benefits
Tier I Eligible Employee (EVPs, Group Presidents and Presidents)	For 24 months, or until full- time employment or up to $50,000, whichever is met first
Tier II Eligible Employee (SVPs and VPs of Strategy, Mergers & Acquisitions, Integration, Investor Relations, Financial Planning and Analysis, Audit, Total Rewards, Tax and Treasury)	For 18 months, or until full- time employment or up to $35,000, whichever is met first

7.	TERMINATION OF BENEFITS

Notwithstanding anything to the contrary, contained in this Plan, severance pay and other benefits to which an Eligible Employee is entitled under Sections 5 or 6 of this Plan following a Qualifying Termination shall terminate upon the occurrence of the following circumstances:

a. Subsequent Employment. If the Eligible Employee accepts employment with the Company, one of the Affiliates, or a Successor or a Purchaser, after qualifying for benefits under this Plan, all such benefits will cease as of the date the Eligible Employee commences such employment.

b. Disqualified Termination or Noncompliance with Non-Competition, Etc. Prior to a Change in Control, all benefits under this Plan may be terminated by the Company, and the Eligible Employee shall forfeit and repay to the Company, upon written demand, the aggregate amount of any severance benefits previously paid, in the event that the Company determines, in its sole discretion, that the Eligible Employee has violated any obligation set forth in Sections 4 or 10 of this Plan. The determination that an Eligible Employee has violated any obligation set forth in Sections 4 or 10 of this Plan shall be made by the Plan Administrator (or its delegate), acting in good faith and based upon the relevant facts and circumstances. Prior to making such determination, the Plan Administrator (or its delegate) shall have the authority to (i) review any written response or evidence submitted by the Eligible Employee during the applicable cure period, if any, (ii) conduct such investigation as it deems appropriate, and (iii) consult with legal counsel. The Plan Administrator’s (or its delegate’s) determination shall be final and binding, absent clear and convincing evidence that the Plan Administrator (or its delegate) acted arbitrarily and capriciously. The termination of benefits and recoupment remedies in this Section 7.b. are cumulative and in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity, including, without limitation, the right to seek temporary, preliminary, and permanent injunctive relief and specific performance to enforce any restrictive covenant or other obligation of the Eligible Employee.

8.	GENERAL INFORMATION CONCERNING THE PLAN; CODE SECTION 409A; CODE SECTION 280G

a. Unfunded Plan. The Company pays the full cost of benefits provided under this Plan from its general assets.

b. Offset to Benefits. If an Eligible Employee is indebted to the Company as of the date of the Eligible Employee’s termination of employment, the Company reserves the right to offset any benefits under this Plan by the amount of such indebtedness, provided that such offset shall not give rise to any tax under Section 409A of the Code. Notwithstanding anything to the contrary contained herein, benefits shall be reduced by any other payments or benefits to which the Eligible Employee is entitled under applicable law as a result of termination of his/her employment, including without limitation any federal, state or local law with respect to plant closings, mass layoffs or group benefit plan continuation following termination or the like.

c. Non-Transferability of Benefits. Benefits under the Plan are not assignable or subject to alienation. Likewise, benefits are not subject to attachments by creditors or through legal process against the Company, any of the Affiliates or any Eligible Employee.

d. Subject to Reduction if Required by Law. Notwithstanding anything to the contrary contained herein, any and all payments to be provided hereunder to or on behalf of any Eligible Employee are subject to reduction to the extent required by applicable statutes, regulations, rules and directives of federal, state and other governmental and regulatory bodies having jurisdiction over the Company or any of the Affiliates or a Successor of the Company or any of the Affiliates.

e. Plan Not an Employment Contract. This Plan does not constitute a contract of employment for a specific term or otherwise alter the at-will nature of the employment relationship between any Eligible Employee and the Company. An individual who is covered by an Individual Agreement with the Company will not be an Eligible Employee unless, not later than 120 days following the effective date of this Plan (or such longer period as determined by the Plan Administrator in its sole discretion), such individual agrees in writing that his or her existing rights under such Individual Agreement are terminated and replaced with the provisions of this Plan.

f. Company May Act for Affiliates. The Company shall have the right to act for and on behalf of any or all of the Affiliates in all matters relating to the Plan.

g. Code Section 409A. The Plan is intended to comply with, or be exempt from, the applicable requirements of Section 409A of the Code (“Section 409A”), and the Plan will be interpreted on a basis consistent with such intent. Notwithstanding anything contained herein to the contrary, the Eligible Employee shall not be considered to have terminated employment with the Company for purposes of any payments under this Plan which are subject to Section 409A until the Eligible Employee has incurred a “separation from service” from the Company within the meaning of Section 409A. Each amount to be paid or benefit to be provided under this Plan shall be construed as a separate identified payment for purposes of Section 409A. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid an accelerated or additional tax under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Plan during the six-month period immediately following the Eligible Employee’s separation from service shall instead be paid on the first business day after the date that is six months following the Eligible Employee’s separation from service (or, if earlier, the Eligible Employee’s date of death). To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to the Eligible Employee shall be paid to the Eligible Employee on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to the Eligible Employee) during one year may not affect amounts reimbursable or provided in any subsequent year. In no event may an Eligible Employee, directly or indirectly, designate the calendar year of a payment, and in the event the period for executing the Employee Release overlaps two calendar years, severance benefits shall be paid in the second year to the extent required in order to avoid an accelerated or additional tax under Section 409A. The Company makes no representation that any or all of the payments described in this Plan will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment. This Section 8.g. shall not apply to payments for Medical Coverage under Sections 5 or 6.

h. Clawback. Prior to a Change in Control (or, solely to the extent required by applicable law, following a Change in Control), benefits under the Plan shall be subject to any applicable clawback policies or provisions adopted by the Company from time to time.

i. Code Section 280G Parachute Payments.

1) If any payment or benefit an Eligible Employee would receive under the Plan from the Company pursuant to a Change in Control or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Eligible Employee’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner that results in the greatest economic benefit for the Eligible Employee. If a reduction in Payments is required, such reductions shall be implemented, to the extent consistent with Section 409A, first with payments that are not deferred compensation, then with deferred compensation payments in reverse chronological order, and then with equity acceleration,

2) In the event it is subsequently determined by the Internal Revenue Service that some portion of the Reduced Amount as determined pursuant to clause (x) in paragraph (1) is subject to the Excise Tax, the Eligible Employee agrees to promptly return to the Company a sufficient amount of the Payment so that no portion of the Reduced Amount is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount is determined pursuant to clause (y) in paragraph (a), the Eligible Employee will have no obligation to return any portion of the Payment pursuant to the preceding sentence.

3) All determinations required to be made under this Section 8.i. shall be made by an independent accounting or consulting firm retained by the Company prior to the date of Change in Control (the “Firm”), which shall provide detailed supporting calculations both to the Company and the Eligible Employee within fifteen (15) business days of the date of termination, or such earlier time as is requested by the Company. The Firm shall take into account any positions to mitigate any excise taxes payable under Section 4999 of the Code, such as the value of any reasonable compensation for services to be rendered by the Eligible Employee before or after the Change in Control, including any amounts payable to the Eligible Employee following termination of employment with respect to any restrictive covenants, and the Company shall cooperate in the valuation of any such services, including any non-competition provisions. Any determination by the Firm shall be binding upon the Company and the Eligible Employee. The Company shall bear all expenses with respect to the determinations by the Firm required to be made hereunder.

j. Plan Administrator Indemnification. The Company shall indemnify and hold harmless members of the Plan Administrator against any and all expenses and liabilities arising out of their administrative functions or fiduciary responsibilities, including any expenses and liabilities that are caused by or result from an act or omission constituting the negligence of such member in the performance of such functions or responsibilities, but excluding expenses and liabilities that are caused by or result from such member’s own gross negligence or willful misconduct. Expenses against which such member shall be indemnified hereunder shall include, without limitation, the amounts of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted or a proceeding brought or settlement thereof. To the extent required by applicable law, but not otherwise, Plan Administrator members shall furnish bond or security for the performance of their duties hereunder. Any expenses properly incurred by the Plan Administrator incident to the administration, termination or protection of the Plan, including the cost of furnishing bond, shall be paid by the Company.

k. Miscellaneous. The Plan shall be construed according to the laws of the State of Illinois, except to the extent such laws are preempted by federal or state law. Any litigation involving the Plan must be brought to a federal court in Chicago, Illinois. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect. The headings contained in this Plan are intended solely for convenience of reference and shall not affect the rights of the parties to this Plan. In the event any provision of this document conflicts with applicable laws or laws under which this document is construed, or if any provision of this document is held to be illegal, invalid or unenforceable or partially illegal, invalid or unenforceable by a court with jurisdiction over the Plan or this document, then this document shall be modified to conform with said laws or judicial determination, such provision shall be construed and enforced only to such extent as it may be a legal and enforceable provision. Such illegal, invalid, and unenforceable provisions will not affect any other provision hereof, and this Plan will be construed and enforced as if such provisions had not been included, and all other provisions of this document shall be given full effect. In the event an Eligible Employee receives any severance benefits which are in excess of the amount which should have been made, the Company shall have the right to recover the amount of such excess from the Eligible Employee. The Committee may, at its option, deduct the amount of such excess from any subsequent payments, as allowed under any applicable law.

9.	SUCCESSORS; BINDING AGREEMENT

a. The Company will require any Successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform the obligations under this Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, that no such assumption shall relieve the Company of its obligations hereunder. As used in this Section 9, the “Company” shall include the Company as defined herein and any Successor to its business and/or assets which shall assume and agree to perform the obligations arising under this Plan by operation of law or otherwise.

b. This Plan shall be binding upon and inure to the benefit of each Eligible Employee (and such Eligible Employee’s personal representatives and heirs) and the Company and any organization which succeeds to substantially all of the business or assets of the Company, whether by means of merger, consolidation, acquisition of all or substantially all of the stock, assets or business of the Company or otherwise, including, without limitation, as a result of a change in control or by operation of law. This Plan shall ensure the benefit of and be enforceable by each Eligible Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If an Eligible Employee should die while any amount is still to be payable hereunder if such Eligible Employee had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to such Eligible Employee’s devisee, legatee or other designee or, if there is no such designee, to such Eligible Employee’s estate.

10. RELEASE OF CLAIMS

As a condition to the receipt of any of the severance benefits, each Eligible Employee must execute and allow to become effective and not revoke a release substantially similar with the form on Appendix I (the “Release”) with such execution occurring not prior to the date of Eligible Employee’s termination of employment and not later than thirty (30) days (unless a greater period is required by applicable law) after the Eligible Employee’s receipt thereof. The date on which such Release becomes effective and not revocable is the “Release Effective Date”. The severance benefits shall commence to be delivered to an Eligible Employee promptly following the Release Effective Date in accordance with the terms of the Plan. Notwithstanding the foregoing, if the time for considering a Release spans the end of one calendar year and the beginning of the following calendar year, then the severance benefits shall be paid (or shall commence, as applicable) in the second calendar year (promptly following the later of the Release Effective Date or January 1 of the second calendar year) regardless of when the Release Effective Date occurs.

11. ADMINISTRATION, CLAIMS PROCEDURE AND GENERAL INFORMATION

a. Administration; Amendment; Termination. The Plan Administrator reserves full discretion to administer the Plan in all of its details, subject to the requirements of law. The Plan Administrator shall have such discretionary powers as are necessary to discharge its duties. The Plan Administrator may in its sole discretion delegate its discretion to the Company. Any interpretation or determination that the Plan Administrator makes regarding this Plan, including without limitation determinations of eligibility, participation and benefits, including whether an employee qualifies as an Eligible Employee, are within the Plan Administrator’s sole and absolute discretion, and will be final, binding and conclusive, in the absence of clear and convincing evidence that the Plan Administrator acted arbitrarily and capriciously, provided that, following a Change in Control, any exercise of discretion must be made reasonably and in good faith. The Company reserves the right to amend, modify and terminate this Plan at any time by a written instrument signed by the Plan Administrator. Except as required by applicable law, any amendments, modifications or termination of this Plan that are adverse to the interests of an Eligible Employee will become effective in respect of such Eligible Employee on the one-year anniversary of the approved change. Furthermore, upon the occurrence of a Change in Control, no amendment, modification or termination shall become effective prior to the expiration of the two-year period after such Change in Control. There are no vested benefits under this Plan.

b. Claim Procedure. If you believe you are being denied any rights under the Plans, you may file a claim in writing with the Plan Administrator. If your claim is denied, in whole or in part, the Plan Administrator will notify you in writing, giving the specific reasons for the decision, including specific reference to the pertinent Plan provisions and a description of any additional material or information necessary to perfect your claim and an explanation of why such material or information is necessary. The written notice will also advise you of your right to request a review of your claim and the steps that need to be taken if you wish to submit your claim for review. If the Plan Administrator does not notify you of its decision within 90 days after it had received your claim (or within 180 days, if special circumstances exist requiring additional time, and if you had been given a written explanation for the extension within the initial-90-day claim period), you should consider your claim to have been denied. At this time, you may request a review of the denial of your claim.

c. Review Procedure. A request for review must be made in writing by you or your duly authorized representative to the Plan Administrator, within 60 days after you have received the notice of denial. As part of your request, you may submit written issues and comments to the Plan Administrator, review pertinent documents, and request a hearing. The Plan Administrator’s written decision will be made within 60 days (or 120 days if a hearing is held or if other special circumstances exist requiring more than 60 days and written notice of the extension is provided to you within the initial 60-day period) after your request has been received. Again, the decision will include specific reasons including references to pertinent Plan provisions.

d. Appeal Procedure. No legal action for benefits under the Plan may be brought until the claimant (1) has submitted a written application for benefits in accordance with the procedures described by Paragraph B above, (2) has been notified by the Plan Administrator that the application is denied (or the application is deemed denied due to the Plan Administrator’s failure to act on it within the established time period), (3) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 11.c. above and (4) has been notified in writing that the Plan Administrator has denied the appeal (or the appeal is deemed to be denied due to the Plan Administrator’s failure to take any action on the claim within the time prescribed by Section 11.c. above).

e. Any legal action for benefits under ERISA Section 502(a) must be commenced within 120 days after the date of the final adverse benefit determination on appeal.

f. Participant Rights. As a participant in the Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that all Plan participants shall be entitled to:

1) Examine, without charge, at the Plan Administrator’s office, all Plan documents and copies of the documents filed by the Plan Administrator with the U.S. Department of Labor; and

2) Obtain copies of these documents and other Plan information upon written request to the Plan Administrator. The Plan Administrator may make a reasonable charge for the copies.

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called “fiduciaries,” have a duty to do so prudently and in the interest of Plan participants. Neither the Company nor any other person may discriminate against an employee in any way to prevent him or her from obtaining benefits or exercising rights under ERISA. If a claim for benefits is denied in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have the Plan Administrator review and reconsider the claim.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Plan Administrator and you do not receive them within 30 days, a suit may be filed in federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $ 110 a day until they are received, unless they were not sent due to reasons beyond the Plan Administrator’s control. If you have a claim for benefits which is denied or not processed, in whole or in part, a suit may be pursued in a state or federal court, but if you file suit in state court, the suit may be removed to federal court. If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor or may file suit in a federal court. The court will decide who should pay the court costs and legal fees. If you are successful, the court may order the other party to pay these costs and fees. If you should lose, the court may order you to pay these costs and fees. Notwithstanding the foregoing, in any action brought by you following a Change in Control for damages or to enforce any provisions of this Plan, if you prevail on at least one material issue, then the Company shall pay one hundred percent (100%) of all legal fees and expenses incurred by you in enforcing your rights pursuant to the Plan. If you have any questions about the Plan, you should contact the Plan Administrator. If there are any questions about this statement or about employee rights under ERISA, please contact the nearest area office of Pension and Welfare Benefits, U.S. Department of Labor.

g. “Severance Pay Arrangement.” The Plan is intended to constitute a “severance pay arrangement” within the meaning of Section 3(2)(B)(i) of ERISA so as to be excepted from the definitions of “employee pension benefit plan” and “pension plan” set forth under section 3(2) of ERISA, and is intended to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations § 2510.3-2(b). The Plan is also intended to constitute an “unfunded welfare plan” maintained by the Company for the purpose of providing benefits for a select group of management or highly compensated employees such that it will be, among other things, exempt from the reporting and disclosure requirements of Part 1 of Title I of ERISA. In the event that the Plan does not meet the requirements of a “severance pay arrangement” or an “unfunded welfare plan” as described above, the Plan is intended to be “a plan which is unfunded and maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees,” within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

h. ERISA Information. The following information about this Plan is provided in accordance with the applicable requirements of ERISA and the regulations promulgated thereunder:

Plan Sponsor Baxter International Inc.

Employer Identification Number of Plan Sponsor 36-0781620

Plan Number [_]

Plan Administrator The Compensation and Human Capital Committee of the Board of Directors of Baxter International Inc.

Type of Plan The Plan is a severance pay plan.

Source of Funding The Plan is unfunded; benefits are paid out of the general assets of the Company.

Plan Year January 1–December 31

Legal Process The agent for service of legal process with respect to the Plan is:

Chief Human Resources Officer

Baxter International Inc.

One Baxter Parkway

Deerfield, Illinois 60015

IN WITNESS WHEREOF, the Company has caused the Baxter International Inc. Executive Severance and Change in Control Plan to be duly executed under authority of its Board of Directors.

BAXTER INTERNATIONAL INC.

By:	/s/ Cynthia Carlisle
EVP and Chief Human Resources Officer

Summary of Baxter International Inc.

Executive Severance and Change in Control Plan

Severance Benefits Absent a Change in Control

Tier as of Termination Date	Cash Severance: Base Salary Plus Target Bonus Multiple	Medical and Dental Benefits	Outplacement
Tier I Eligible Employee (EVPs, SVP CEO Direct Reports, Group Presidents and Presidents)	1.5x	18 months	$35,000 or up to 18 months, whichever is met first
Tier II Eligible Employee (Non-CEO Direct Report SVPs and VPs)	1.0x	12 months	$20,000 or up to 12 months, whichever is met first

Severance Benefits In Connection With a Change in Control

Tier as of Termination Date	Cash Severance: Base Salary Plus Target Bonus Multiple	Medical and Dental Benefits	Equity Treatment*	Outplacement
Tier I Eligible Employee (EVPs, Group Presidents and Presidents)	2.0x	24 months	Full Vesting	$50,000, or up to 24 months, whichever is met first
Tier II Eligible Employee (SVPs and VPs of Strategy, Mergers & Acquisitions, Integration, Investor Relations, Financial Planning and Analysis, Audit, Total Rewards, Tax and Treasury)	1.5x	18 months	Full Vesting	$35,000, or up to 18 months, whichever is met first

*	As provided under the Baxter International Inc. Amended and Restated 2021 Incentive Plan, or any approved Successor plan thereto, and the applicable equity award agreement.

APPENDIX I

FORM OF RELEASE AGREEMENT

Confidential Separation Agreement and General Release of Claims

This Confidential Separation Agreement and General Release of Claims (“Agreement”) is between [EMPLOYEE NAME] (“Employee”) and [EMPLOYER NAME] (the “Company”).

Employee and the Company, for good and valuable consideration, mutually agree to the following terms and conditions:

1. Notification Date and Separation Date

a. On [NOTIFICATION DATE] (“Notification Date”), the Company notified Employee of Employee’s Qualifying Termination.

b. Employee’s employment with the Company will end and Employee will be provided this Agreement on [SEPARATION DATE] (“Separation Date”).

c. [Option 1] Until the Separation Date, Employee will continue to report to work daily. Employee will remain an at-will employee subject to all Company policies prior to the Separation Date. Should Employee be terminated in violation of Company policy prior to the Separation Date, Employee shall not be entitled to any of the benefits outlined herein. [Option 2] As of the Notification Date, Employee will not report to work daily. Employee will assist in the transition, including, but not limited to, answering questions as necessary and requested by the Company through the Separation Date and as otherwise set forth below. Notwithstanding the foregoing, the parties hereto expect that, following the Notification Date, the average monthly time spent by Employee on services provided by the Employee shall be more than twenty percent (20%) of the average monthly time spent by Employee on services performed by the Employee for the Company during the thirty-six (36) months immediately preceding the Notification Date. Employee will remain an at-will employee subject to all Company policies during the Transition Period. Should Employee be terminated in violation of Company policy prior to the Separation Date, Employee shall not be entitled to any of the benefits outlined herein.

2. The Company’s Promises

a. The Company agrees to the following:

i. The Company will pay Employee the amounts in accordance with the Baxter International Inc. Executive Severance and Change in Control Plan (the “Plan”).

ii. The Company will not contest any claim for unemployment benefits filed with the state arising out of Employee’s employment with or separation from the Company, provided, however, that nothing herein prohibits the Company from providing information or documents to the state if requested or required by law. This provision shall not apply if Employee files for such benefits in the state of California.

b. Any payment specified in this Section will be made in accordance with the terms and conditions of the Plan. All consideration set forth in this Section is a gross amount and will be subject to all legally required and appropriate withholdings (including any unpaid premium deductions held in arrears).

c. Employee will not be eligible to receive the consideration set forth in this Section unless: (i) Employee signs and returns this Agreement by the deadline for Employee’s signature as specified below, and provided that Employee does not revoke acceptance of this Agreement within the revocation period described below; (ii) Employee timely returns all Company property in good working order as required below, and represents that employee is not retaining any work-related communications on personal devices that are not also stored on Company servers and in Company systems; and (iii) Employee is otherwise in compliance with this Agreement.

Additionally, if Employee fails to sign and return this Agreement prior to the [forty-fifth (45th)/ twenty-first (21st)] day after Employee’s first receipt thereof (with such period not restarting in the event that changes are made to this Agreement after it is first presented to Employee), then the Agreement is null and void, and no amounts will be payable to Employee except as required by applicable law and the Company’s applicable plans and programs, if any.

3. Payment for Work Performed

Employee has been and/or will be paid up through and including the Separation Date for all work performed on regularly scheduled pay dates at Employee’s current base salary (less withholdings). The Company has or will also pay the Employee for all earned but unused paid time off within thirty (30) days following the Separation Date, or sooner if required by law. These will be paid regardless of whether Employee signs this Agreement. Employee acknowledges and agrees that upon payment of these amounts, Employee has been paid for all work performed, including all wages, salary, bonuses, overtime, and any earned, unused paid time off up through and including the Separation Date. Employee agrees that Employee is entitled to no other payments or other compensation whatsoever arising out of Employee’s employment with, or termination from, the Company, unless otherwise expressly agreed to by the parties in this Agreement.

4. Employee’s Promises

Employee agrees to the following:

a. In consideration for the payments herein provided, Employee and Employee’s heirs, executors, representatives, administrators, agents, insureds, and assigns (collectively, “Releasors”), to the maximum extent permitted by law, hereby irrevocably and unconditionally releases and discharges the Company and its past or present predecessors, parents, subsidiaries, affiliates, successors, assigns, officers, directors, shareholders, attorneys, and employees, and any related or affiliated corporations or entities, and their past or present predecessors, parents, subsidiaries, affiliates, successors, assigns, officers, directors, shareholders, attorneys, and employees, and any person or entity acting through or in concert with any of the preceding persons or entities (all of the preceding persons and entities, severally and in the aggregate, will be referred to as “Releasees”) from any and all actions, claims, demands, debts, reckonings, contracts, agreements, covenants, damages, judgments, executions, liabilities, appeals, obligations, attorney’s fees, and causes of action from the beginning of time to the date of this Agreement, known or unknown, asserted or unasserted, including but not limited to any and all claims arising out of Employee’s employment with the Company and the termination thereof to the extent allowed by law (the “Waived and Released Claims”). This means Employee gives up all claims for:

i.	any pay/compensation/benefits including backpay, frontpay, bonuses, commissions, equity, expenses, incentives, insurance, paid/unpaid leave/time off, profit sharing, salary, or benefits;

ii.

any claims under any federal, state, or local laws or regulations, including, but not limited to, the following: the Age Discrimination in Employment Act of 1967 (ADEA), as amended by the Older Workers Benefit Protection Act (OWBPA), 29 U.S.C §§ 621 et seq., Title VII of the Civil Rights Act of 1964 (Title VII), 42 U.S.C. §§ 2000e et seq., the Civil Rights Act of 1991, 105 Stat. 1071, the Equal Pay Act of 1963, 29 U.S.C. §§ 201 et seq., the Americans with Disabilities Act (ADA), 42 U.S.C. §§ 12101, et seq., the Civil Rights Act of 1866, 14 Stat. 27-30, the Employee Retirement Income Security Act of 1974 (ERISA), 29 U.S.C. §§ 1000 et seq., the Family and Medical Leave Act (FMLA), 29 U.S.C. §§ 2601 et seq., the Worker Adjustment and Retraining Notification Act (WARN), 29 U.S.C. §§ 2101, et seq., the National Labor Relations Act (NLRA), 29 U.S.C. §§ 151 et seq. the Fair Labor Standards Act, 29 U.S.C. §§ 201, et seq. (wage and hour matters, including overtime pay); the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), 42 U.S.C. § 1395(c) (insurance matters), Executive Order 11141 (age discrimination), Section 503 of the Rehabilitation Act of 1973, 29 U.S.C. §§ 701, et seq. (disability discrimination), the Occupational Safety and Health Act of 1970, 29 U.S.C. § 553 et seq. and related state statutes and regulations (workplace health and safety issues), and the Genetic Information Nondiscrimination Act of 2008 (genetic information discrimination) (all as amended);

iii.	if Employee lives in Massachusetts, any claims under the Massachusetts Wage Act, M.G.L. c. 149, §§ 148 to 150;

iv.	if Employee lives in Texas, any claims under Chapter 21 of the Texas Labor Code, the Texas Anti-Retaliation Act, and the Texas Whistleblower Act;

v.	compensatory/emotional/distress damages; punitive or liquidated damages, attorney fees, costs, interest or penalties;

vi.	any violation of express or implied employment contracts, covenants, promises or duties, intellectual property or other proprietary rights;

vii.

unlawful or tortious conduct such as assault or battery; background check violations; defamation; detrimental reliance; fiduciary breach; fraud; indemnification; intentional or negligent infliction of emotional distress; interference with contractual or other legal rights; invasion of privacy; loss of consortium; misrepresentation; negligence (including negligent hiring, retention or supervision); personal injury; promissory estoppel; public policy violation; retaliatory discharge; safety violations; posting or records-related violations; wrongful discharge; or other federal, state or local statutory or common law matters;

viii.

discrimination, harassment and/or retaliation based on age, benefit entitlement, citizenship, color, concerted activity, disability, ethnicity, gender, genetic information, immigration status, income source, jury duty, leave rights, military status, national origin, parental status, protected off-duty conduct, race, religion, retaliation, sexual orientation, union activity, veteran status, whistleblower activity (including Sarbanes-Oxley, Dodd-Frank and False Claims Act claims), other legally protected status or activity; or any allegation that payment under this Agreement was affected by any such discrimination; and

ix.	any participation in any class, collective, or representative action against the Company.

If Employee lives in California, Employee waives all rights under California Civil Code § 1542 which provides: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” Employee also releases any claim of discrimination under Labor Code Section 132a for reporting or filing a workers’ compensation claim and for any alleged serious and willful misconduct on the part of the Company leading to an injury, either mental or physical, under Labor Code Section 4553

b. Notwithstanding the foregoing, “Waived and Released Claims” do not include, and Employee is not waiving and releasing: (a) claims that by law may not be waived and released, including but not limited to any claim for unemployment or workers’ compensation benefits, or any claim for any vested, accrued benefits to which Employee is (or becomes) otherwise entitled pursuant to the terms and conditions of any of the applicable benefit plans in which Employee participated prior to the Separation Date; (b) claims arising out of conduct occurring after the date this Agreement is signed by Employee; or (c) Employee’s right to file a claim or lawsuit to enforce the terms of this Agreement after it becomes effective, or any claim or lawsuit to challenge the validity of this Agreement under the Age Discrimination in Employment Act as amended by the Older Workers’ Benefit Protection Act.

c. Neither the release provisions above nor anything else in this Agreement limit Employee’s rights to (a) file a charge with any administrative agency, communicate directly with or provide information to an agency, or otherwise participate in an agency proceeding; (b) give legislative testimony at the state legislature’s request, or testify in court pursuant to subpoena or court order; or (c) communicate with law enforcement or Employee’s attorney. Employee nonetheless gives up all rights to any money or other individual relief based on any agency or judicial decision, including class or collective action rulings. However, Employee may receive money properly awarded by the U.S. Securities and Exchange Commission (SEC) as a reward for providing information to that agency.

d. Employee will not file or become a plaintiff or claimant of any kind in, any lawsuit, arbitration or other legal proceeding against the Company (or any of the other Released Parties) for, or based on, any Waived and Released Claims. This includes, without limitation, Employee’s promise and agreement hereby not to become a named or opt-in plaintiff, class or collective action member or other claimant in any class action, collective action, representative action or other consolidated action in court or any arbitration proceeding for, or based on, any Waived and Released Claims, and to take all steps necessary to opt out of any such action or proceeding.

e. Employee warrants and represents that Employee has not removed and will not remove any Company property from its premises, including Company records and communications that are Company records, except and to the extent authorized by the Company in writing. Employee will return, on or before Employee’s Separation Date or sooner as directed by the Company all Company property, including but not limited to any confidential information, intellectual property, business equipment, credit cards, keys, badges, software or work product in good working order and communications that are Company records, i.e., those concerning Company business, regardless of whether they occurred on Company devices and computers or personal devices and computers. Company property includes all originals plus hard copies and electronic versions of all documents, such as e-mails, facsimiles, files, handbooks, letters, manuals, memoranda, power points, records and reports. Employee also agrees to reconcile promptly any outstanding expense accounts.

f. Employee will continue to abide by all obligations set forth in any contract or agreement with the Company which contain restrictive covenants related to confidentiality, non-competition, non-solicitation, and intellectual property ownership, and any such contract or agreement is incorporated herein by reference and remains in full force and effect.

g. Employee will reasonably cooperate with the Company in any ongoing litigation, claim, investigation, or subpoena involving or relating to the Company for which Employee may have knowledge due to Employee’s employment with the Company. This will include Employee being available to meet with the Company’s legal representatives, preserve and provide records to the extent that they are in the Employee’s possession, and to appear and testify truthfully as a witness in administrative or court proceedings or in depositions provided that the Company will make reasonable efforts to schedule any such meetings or appearances at mutually agreeable times and locations. The Company will reimburse Employee for reasonable out-of-pocket expenses incurred in connection with Employee’s cooperation under this Section.

h. Employee will, within forty-eight (48) hours of receipt of any subpoena or other legal requirement requiring testimony, information or cooperation from Employee, notify the Company’s General Counsel to allow the Company to assert all available legal defenses; Notwithstanding the foregoing, nothing in this Agreement (i) requires Employee to notify the Company of a subpoena, disclosure obligation or request from the Securities and Exchange Commission, National Labor Relations Board or Equal Employment Opportunity Commission or (ii) impedes Employee from cooperating directly with the aforementioned government entities.

i. If Employee is an officer or director or holds any fiduciary position with the Company or any parent, subsidiary, or affiliate of the Company, Employee shall sign, date and return with this Agreement the resignation form attached as Exhibit A to this Agreement.

j. Employee shall not make any knowingly, deliberately or maliciously false statements or statements made with reckless disregard for the truth that defame, hold out to public embarrassment, or ridicule the Company, its services, products, management, employees, image, customers, tradecraft, practices, office environment, culture, or otherwise harm its reputation. This paragraph shall not prevent Employee from making truthful statements in response to a subpoena or under oath in the course of an investigation conducted by the EEOC or another government administrative agency nor shall it prevent Employee from discussing or disclosing factual information about unlawful acts in the workplace. For the avoidance of doubt, nothing in this Section shall be deemed to interfere with or restrain an employee from engaging in concerted activity related to wages, benefits or others terms and conditions of employment or otherwise impair rights conferred by Section 7 of the National Labor Relations Act.

k. Option 1: [Employee will not seek future employment with the Company or any parent, subsidiary or affiliate of the Company. If Employee resides in any state other than California and seeks future employment with any of the foregoing entities, this Agreement will be a legitimate reason to reject outright Employee for employment and/or rescind an offer of employment.]

Option 2: [Employee may continue to seek other employment opportunities with the Company. Employee agrees that in the event Employee accepts any other employment or reemployment with the Company or any of the Releasees, whether full-time, part-time, permanent or temporary, any outstanding severance pay and other benefits under this Agreement will immediately cease effective on the date of such employment or reemployment. Employee shall be entitled to keep any of the severance pay and other benefits already paid to Employee under this Agreement as consideration for the promises set forth in this Agreement, which shall remain valid and enforceable.

Employee agrees that if Employee applies for a future job at the Company, Employee must first fully disclose any prior work history with the Company, and that failure to do so is grounds for immediate termination or withdrawal as a candidate.]

l. The consideration provided to Employee in this Agreement will be reported to appropriate governmental agencies as taxable income to the extent required by law. Employee agrees to indemnify the Company and the Released Parties and hold them harmless from any interest, taxes or penalties assessed against them by any governmental agency as a result of Employee’s non-payment of taxes on the consideration provided to Employee under this Agreement. The Company and the Released Parties make no representation as to the taxability of the consideration provided to Employee under this Agreement.

5. Additional Limitations on Employee’s Promises

This Agreement does not in any way, and is not intended to: (i) limit or restrict Employee’s non-waivable right to file an administrative complaint with the EEOC, the National Labor Relations Board (“NLRB”), or with another governmental agency; (ii) require Employee to dismiss any pending administrative complaint with the EEOC, NLRB, or with another governmental agency; (iii) limit or restrict Employee’s non-waivable right to participate as a witness or cooperate in any investigation by the EEOC, NLRB, or another governmental agency; or (iv) limit Employee’s right to receive an award for information provided to any governmental agency. The parties acknowledge that Employee has the right to: (1) report any good faith allegation of unlawful employment practices to any appropriate federal, state, or local government agency enforcing discrimination laws; (2) report any good faith allegation of criminal conduct to any appropriate federal, state, or local official; (3) participate in a proceeding with any appropriate federal, state, or local government agency enforcing discrimination laws; (4) make any truthful statements or disclosures required by law, regulation, or legal process; and (5) request or receive confidential legal advice.

6. Mutual Promises

a. WAIVER OF RIGHT TO JURY: Employee and the Company agree that, in the event there is any dispute arising out of or relating to this Agreement, including, without limitation, any claim regarding the validity or enforceability of the general release, or any claim not purportedly waived by the general release, the parties hereby irrevocably waive any right to a trial by jury of such dispute or claim.

b. The parties agree that maintaining the confidentiality of this Agreement is to their mutual benefit and is their preference. Therefore, the Company and Employee will keep the fact of and terms of this Agreement confidential, except that Employee may disclose the fact of and terms of this Agreement to Employee’s spouse, and any tax, financial or legal advisors, as necessary, provided that such persons are advised of and agree to maintain the confidentiality of this Agreement, and except as required by law or as requested by or disclosed to a governmental agency on a confidential basis. The Company may disclose the fact of and terms of this Agreement to its tax, financial or legal advisors, and any employee or agent of the Company necessary to execute the terms of the Agreement, and except as required by law or as requested by or disclosed to a governmental agency. This confidentiality requirement includes a promise not to disclose the fact of or terms of this Agreement in any medium, whether oral, written or electronic, including but not limited to, the Internet and social media. Nothing in this Agreement prevents the Employee from discussing or disclosing factual information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful.

c. Nothing in this Agreement shall be construed as an admission of wrongdoing or liability on the part of the Company.

d. Nothing in this Agreement modifies or supersedes the terms of the Baxter International Inc. and Subsidiaries Deferred Compensation Plan or any applicable equity award agreements; any such amounts shall be paid pursuant to their governing documents and applicable law (including Section 409A).

7. Miscellaneous Terms

a. This Agreement may be executed in multiple counterparts, each part constituting an original, and an electronic copy or signature will constitute an original.

b. This Agreement will not be construed as an admission of wrongdoing on the part of the Company, Employee, or the Released Parties.

c. The parties agree that the laws of the State of Illinois will govern this Agreement, without regard to its conflicts of laws principles. The parties further agree to, and submit to, on an exclusive basis, the personal jurisdiction and venue of the state and federal courts located in Illinois for any matters arising out of or related of this Agreement. The parties also irrevocably waive any claim that the courts in Illinois are an inconvenient forum. If Employee resides and is/was employed by the Company in California or Louisiana, this paragraph shall not apply.

d. If this Agreement is found to be unenforceable, in whole or in part, it will be modified to give full effect to the parties’ intentions or, if not possible, the unenforceable provision excised from the Agreement, with each remaining portion of the Agreement remaining in full force and effect.

e. This Agreement will supersede any prior oral or written communications concerning the subject matter or terms of this Agreement.

8. Employee’s Acknowledgement and Agreement

Employee understands, acknowledges and agrees that:

a. The consideration provided to Employee in this Agreement is of value and exceeds any amount to which Employee is otherwise entitled;

b. Employee has carefully read and fully understands this Agreement and is signing this Agreement knowingly and voluntarily and without duress or coercion;

c. Employee has been advised by this Agreement in writing to consult with an attorney, at Employee’s own expense, prior to executing this Agreement;

d. Employee has been given a full twenty-one (21) calendar days to consider this Agreement before signing it or, in the case of an exit incentive or other employment termination program as defined by the Older Workers Benefit Protection Act, Employee has been given forty-five (45) days to consider this Agreement and has received a disclosure identifying the decisional unit and job titles and ages of individuals selected and not selected; and

e. Employee has seven (7) calendar days following Employee’s execution of this Agreement to revoke his/her acceptance of this Agreement by delivering within that time period a written notice of revocation to “Vice President and Chief Human Resources Officer, Baxter Healthcare Corporation, One Baxter Parkway, Deerfield, Illinois 60015.” This Agreement will not become effective or enforceable until this seven (7) day revocation period has expired without any revocation by Employee.

THIS AGREEMENT MAY NOT BE SIGNED BY EMPLOYEE UNTIL THE SEPARATION DATE OR AFTER.

THIS AGREEMENT MUST BE SIGNED BY EMPLOYEE AND RETURNED TO [HR CONTACT] BY [RETURN DATE] TO BE ENFORCEABLE. IF NOT RECEIVED BY THIS DATE, EMPLOYEE WILL BE DEEMED TO HAVE REJECTED THIS AGREEMENT.

ACCEPTED AND AGREED TO BY:

Employee	Authorized Company Representative

Employee’s Signature Date	The Company’s Signature Date

Exhibit A

To:	Baxter International Inc.

Attention: Corporate Secretary

One Baxter Parkway

Deerfield, IL 60015

Effective as of the date of my signature below, I hereby resign as a director, member or officer of Baxter International Inc. and of each of its subsidiaries (collectively, “Baxter”) and as a member of any committee of Baxter or any board of directors, board of managers or special subcommittee thereof.

[NAME]	Date